Exhibit 99.1

Omega Protein Enters Into New $125 Million Revolving Credit Facility

HOUSTON, TX – August 24, 2015 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, announced today that it has entered into a new $125 million revolving credit agreement, which matures in August 2020.

This new credit facility replaces both the Company’s $70 million credit facility and Bioriginal Canada’s $20 million Canadian dollar facility, and is expected to lower aggregate revolving credit facility costs. The Company also announced that it has prepaid $8.4 million of Title XI loans, with coupons ranging from 6.5% to 7.0% and maturity dates occurring through 2020, using borrowings from the new facility. The Company expects that these actions will result in interest expense savings of approximately $0.4 million to $0.6 million over the next twelve months (excluding the impact of writing off approximately $0.1 million of deferred financing costs associated with the retired Title XI debt).

“This new facility lowers total financing costs and increases our financial flexibility through extended maturities and incremental available liquidity over the next several years, further strengthening our balance sheet,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “We remain committed to thoughtfully managing expenses while simultaneously positioning the Company to execute our strategic growth initiatives and create shareholder value.”

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found off of the coasts of the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “plans,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) actual interest rate savings and credit facility and other financing costs; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (3) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (4) the impact of worldwide supply and demand relationships on prices for the Company’s products; (5) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (6) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (7) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its 2014 acquisition of Bioriginal; (8) the Company’s expectations regarding Nutegrity or Bioriginal, their future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (9) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s and Nutegrity’s businesses; and (10) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

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